UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 8, 2010

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, FL 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On June 8, 2010, Lighting Science Group Corporation (the “Company”) entered into a purchase and sale agreement (the “Purchase Agreement”) with 1450 Executive Circle NE- Melbourne, LLC, a Delaware limited liability company (the “Seller”), pursuant to which the Seller agreed to sell certain real property located in Brevard County, Florida (the “Property”).

Pursuant to the Purchase Agreement, the Company agreed to pay $8,500,000 (the “Purchase Price”) for the Property. Specifically, within one business day after execution of the Purchase Agreement, the Company was required to make an initial earnest money deposit of $75,000 (the “Initial Earnest Money”), which was deposited into escrow. The Company has the right to terminate the Purchase Agreement for any reason or no reason for a period of 60 days after the effective date of the Purchase Agreement (the “Inspection Period”).

The Purchase Agreement further provides that the Company is entitled to extend the Inspection Period as follows:

•	Deposit $50,000 into escrow (the “Additional Deposit”) to extend the Inspection Period by 30 days (a total Inspection Period of 90 days).

•	Pay the Seller a non-refundable extension fee of $50,000 (the “Second Extension Fee”) to extend the Inspection Period for a second additional 30 days (a total Inspection Period of 120 days).

•	Pay the Seller an additional non-refundable extension fee of $50,000 (the “Third Extension Fee”) to extend the Inspection Period for a third additional 30 days (a total Inspection Period of 150 days).

The closing is required to occur 30 days after the expiration of the Inspection Period, including any extension(s) of such Inspection Period. The Initial Earnest Money together with the Additional Deposit will be applied to the Purchase Price at closing, but the Second Extension Fee and Third Extension Fee would not be refundable and would not be applied to the Purchase Price.

Following the Inspection Period and upon closing, the Company will accept the Property “as is, where is, with all faults.” In addition, the Seller will deliver a special warranty deed, warranting title only against any party claiming by, through or under the Seller. The Company’s claims against the Seller, following closing with respect to representations, warranties and covenants, are generally subject to a cap of $400,000, only to the extent losses exceed $25,000, and a time limitation of nine months after closing.

If the Company purchases the Property pursuant to the Purchase Agreement, the Company expects to use the Property as its principal executive offices and for R&D, engineering, design and manufacturing of new and existing products. As previously disclosed, the Company has received a preliminary allocation of the tax-exempt private activity bond authority of the State of Florida for the recovery zone facility bonds in an amount up to approximately $18.7 million (the “Allocation”), subject to certain conditions. The Company intends to use any proceeds that it receives from the Allocation, to the extent a proper use of proceeds under the bonds, to purchase, develop and equip the Property.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Purchase and Sale Agreement dated June 8, 2010 between 1450 Executive Circle Ne-Melbourne, LLC and Lighting Science Group Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: June 11, 2010	By:	/S/ JOHN D. MITCHELL, JR.
	Name:	John D. Mitchell, Jr.
	Title:	Corporate Secretary

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Purchase and Sale Agreement dated June 8, 2010 between 1450 Executive Circle Ne-Melbourne, LLC and Lighting Science Group Corporation.